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                                                                     Exhibit 4.7


                               RETAINER AGREEMENT
                               ------------------


        The parties hereto, SECURFONE AMERICA INCORPORATED (hereinafter SFI) and STEFANIE MARUSIAK, in consideration of the mutual covenants herein contained, the parties agree herein as follows:

        1. Between May 22, 1996, and September 30, 1997, MARUSIAK will provide, on demand as reasonably required by SFI, administrative services to SFI concerning matters within MARUSIAK'S expertise and germane to SFI business activities.

        2. SFI agrees that it shall compensate MARUSIAK by the provision of 1,000 shares of SFI or its option equivalent at such time as SFI releases such shares for the compensation of those individuals likewise providing administrative and professional services to SFI, but in no event later than February 28, 1998.

        3. MARUSIAK agrees that SFI's liability shall be limited to stock or options as aforesaid, and that SFI makes no representation or warranty as to there market value or marketability.

        4. The services to be provided by MARUSIAK shall be provided at such times and locations as are convenient to SFI or its officers.

                                         /s/ Stephanie Marusiak
                                         -----------------------------
                                         Stephanie Marusiak


                                         /s/ Michael R. Lee
                                         -----------------------------
                                         Michael R. Lee
                                         Chief Financial Officer for
                                         SECURFONE AMERICA INCORPORATED